NEWS RELEASE

Enbridge Reports Second Quarter 2022 Financial Results and Announces $3.6 Billion of Newly Secured Projects This Quarter

CALGARY, July 29, 2022 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported second quarter 2022 financial results, reaffirmed its 2022 financial outlook and announced $3.6 billion of newly secured growth projects this quarter.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•Second quarter GAAP earnings of $0.5 billion or $0.22 per common share, compared with GAAP earnings of $1.4 billion or $0.69 per common share in 2021
•Adjusted earnings* of $1.4 billion or $0.67 per common share*, compared with $1.4 billion or $0.67 per common share* in 2021
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $3.7 billion, compared with $3.3 billion in 2021
•Cash provided by operating activities of $2.5 billion, compared with $2.5 billion in 2021
•Distributable cash flow (DCF)* of $2.7 billion or $1.36 per common share*, compared with $2.5 billion or $1.24 per common share* in 2021
•Reaffirmed 2022 full year guidance range for EBITDA of $15.0 billion to $15.6 billion and DCF per share of $5.20 to $5.50
•Executing the Company's diversified secured capital program with approximately $4 billion on track to enter service in 2022, providing visible EBITDA growth in the years ahead
•Reached a settlement in principle with participants on Texas Eastern ensuring the system continues to earn an appropriate return on invested capital
•Sanctioned two projects totaling US$0.4 billion to deliver 1.5 billion cubic feet per day (bcf/d) of natural gas to Venture Global's Plaquemines LNG facility
•Secured estimated $1.2 billion expansion of B.C. Pipeline's T-North section to serve growing regional demand and west coast LNG exports
•Launched a binding open season for a $2.5+ billion expansion of B.C. Pipeline's T-South section adding approximately 300 million cubic feet per day of new capacity
•Announced an investment in the 2.1 million tonnes per annum (mtpa) Woodfibre LNG facility, representing a 30% interest, further advancing Enbridge's LNG export strategy
•Concluded three successful open seasons for capacity on the Alliance Pipeline highlighting the unique value of its liquids-rich transportation capability
•Issued 21st Sustainability Report, demonstrating the Company's ongoing progress towards the goals set in November 2020
•The Company remains committed to its equity self-funding model and is on track to achieve Debt to EBITDA of 4.7x or lower by year end, providing significant financial flexibility

CEO COMMENT
Al Monaco, President and CEO commented on the following:

"Rising global energy shortages and high commodity prices are highlighting the importance of secure, affordable, and reliable energy supply. Energy markets are at a pivotal point, requiring renewed investment in both conventional and low-carbon energy supply to meet growing energy demand, while achieving society's emissions reductions goals. North America is ideally positioned to play a critical role in meeting future energy demand with its massive, low-cost and sustainable resources.

"The current energy outlook validates our dual-pronged strategy to expand our existing conventional pipeline and export businesses, while ramping up investment in low-carbon opportunities to drive future growth platforms. As we execute our strategy, we're committed to maintaining our low-risk business model which provides predictable and resilient cash flows in all market cycles.

"In the second quarter, we continued to progress well on our strategic priorities.

"Operational performance remained strong, translating into good second quarter financial results. Through the first six months, we're tracking to plan and are on target to achieve our full-year EBITDA and DCF per share guidance.

"Our recently published 21st annual Sustainability Report provides an update on our performance versus the targets we set in 2020. Emissions continue to trend positively towards our 2030 interim target, employee diversity is growing, and our safety results remain industry leading.

"We're progressing discussions with shippers on a new mainline tolling agreement, with two attractive commercial paths under evaluation, an incentive tolling or cost-of-service model. Both options keep us aligned with our customers and provide predictable cash flows at an appropriate return. We aim to make a decision by the end of the summer on the best path forward.

"We're executing on our $10 billion diversified secured growth program with almost $4 billion on track to enter service in 2022. And, we've added over $3.6 billion of new projects to our secured backlog, including an expansion of our B.C. Pipeline System, an extension of Texas Eastern and an investment in the Woodfibre LNG facility. This brings the total newly sanctioned growth projects in 2022 to $4.5 billion. These commercially secured investments demonstrate the value of our continental natural gas transmission system's connectivity and cost competitiveness.

"In May, we sanctioned an extension of our Texas Eastern system to serve Venture Global's Plaquemines LNG facility in the U.S. Gulf Coast. Once complete, this will bring the number of directly connected export facilities to five, and we've secured two additional projects that will supply Rio Grande and Texas LNG, once they reach a final investment decision.

"To compliment the great progress we've made on building our Gulf Coast infrastructure position, we're now executing a significant component of our natural gas strategy in B.C., which illustrates the value of our existing position in western Canada.

"Strong natural gas demand fundamentals and growing exports are driving a significant opportunity on our B.C. Pipeline System. We're moving forward with a 535 mmcf/d expansion of the T-North system stemming from a recent binding open season that garnered strong commercial support from our customers and is expected to be in service in 2026. This project will ensure growing regional supply gets to local and global demand centers.

"We also announced an exciting investment in the 2.1 mtpa Woodfibre LNG facility, which fits our low-risk pipeline-utility commercial model and will generate an attractive return. This investment is a natural extension of our B.C. Pipeline System, which will supply gas to the facility under a long-term transportation agreement, and supports further expansion of the B.C. Pipeline System. Export fundamentals for western Canadian LNG to Asian markets are strong and the Woodfibre facility provides a cost-competitive source of supply.

"This investment also aligns very well with our ESG criteria on two fronts. First, the project has strong local community and Indigenous support, with the potential for future Indigenous equity participation. Second, Woodfibre will be among the leaders globally in emissions per mtpa produced thanks to the use of hydroelectricity to power the facility.

"With Woodfibre moving forward, we've also announced we're kicking off an open season on the T-South section of our B.C. Pipeline to ensure Pacific Northwest demand has access to affordable, reliable energy. This could result in a $2.5B+ expansion of T-South.

"Our secured growth backlog is now $13 billion with capital to be deployed between now and 2026. Funding requirements fit well within our $5-6 billion of annual investable capacity, and we remain committed to our equity self-funding model. Our disciplined approach to capital investment and low-risk commercial model support a transparent growth outlook through 2024, and we are growing the secured backlog supporting growth beyond 2024. We will continue to prioritize a strong balance sheet, sustainable dividend growth, attractive organic growth, and share repurchases.

"Through the first half of 2022, we've made excellent progress advancing our strategic priorities and we believe our strategy will generate long-term value and an attractive return of capital to shareholders while supporting growing global demand for secure and affordable energy needed to bridge to a cleaner energy future.

FINANCIAL RESULTS SUMMARY

Financial results for the three months ended June 30, 2022 and 2021 are summarized in the table below:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	450	1,394	2,377	3,294
GAAP Earnings per common share	0.22	0.69	1.17	1.63
Cash provided by operating activities	2,534	2,489	5,473	5,053
Adjusted EBITDA[1]	3,715	3,302	7,862	7,045
Adjusted Earnings[1]	1,350	1,357	3,055	3,294
Adjusted Earnings per common share[1]	0.67	0.67	1.51	1.48
Distributable Cash Flow[1]	2,747	2,503	5,819	5,264
Weighted average common shares outstanding	2,026	2,024	2,026	2,023
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the second quarter of 2022 decreased by $944 million or $0.47 per share compared with the same period in 2021, primarily due to the impact of the mark-to-market value of derivative financial instruments used to manage foreign exchange risk. In the second quarter of 2022, GAAP earnings attributable to common shareholders were negatively impacted by non-cash, net unrealized derivative fair value losses of $850 million compared with unrealized gains of $242 million in the second quarter of 2021.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Management's Discussion & Analysis for the second quarter of 2022 filed in conjunction with the second quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the second quarter of 2022 increased by $413 million compared with the same period in 2021. This was primarily driven by contributions from new assets placed into service including the U.S. portion of the Line 3 Replacement Project and the acquisition of the Enbridge Ingleside Energy Center.

Adjusted earnings in the second quarter of 2022 decreased by $7 million, or less than $0.01 per share, primarily due to higher Adjusted EBITDA contributions, offset by higher financing costs due to lower capitalized interest with the completion of the U.S. portion of the Line 3 Replacement Project along with the impacts of rising interest rates on floating-rate debt, increased depreciation expense on new assets placed into service in 2021 and higher income taxes on higher earnings.

DCF for the second quarter of 2022 increased by $244 million, or $0.12 per share, primarily due to higher Adjusted EBITDA contributions partially offset by higher cash taxes on higher taxable earnings and higher financing costs noted above.

Detailed financial information and analysis can be found below under Second Quarter 2022 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2022 financial guidance announced at its December Investor Day, which included adjusted EBITDA between $15.0 and $15.6 billion and DCF per share between $5.20 to $5.50. Results for the first half of 2022 are in line with expectations and the Company anticipates that its businesses will continue to experience strong utilization and good operating results through the balance of the year with normal course seasonality. Forward financial guidance reflects a provision in recognition of the uncertainty of future Mainline tolls associated with the ongoing commercial framework discussions with shippers.

Strong operational performance is expected to be offset by challenging market conditions which continue to impact Energy Services, along with higher financing costs, due to rising interest rates, relative to 2022 financial guidance.

FINANCING UPDATE

In May of 2022, Enbridge secured a 1-year US$1.5 billion term loan and replaced a maturing 52.5 billion yen term loan (approximately C$500 million) with a 3-year 84.8 billion yen term loan (approximately C$800 million) at attractive rates, with proceeds used to pay existing indebtedness and for other general corporate purposes.

On June 1, 2022, Enbridge closed the previously announced redemption of US$200 million outstanding Cumulative Redeemable Preference Shares, Series J.

The Company expects to continue to fund its secured capital growth program within its equity self-funding model utilizing internally generated cash flows and future debt financings while maintaining its debt-to-EBITDA ratio within the Company's target range of 4.5 to 5.0x.

SECURED GROWTH PROJECT EXECUTION UPDATE

During the second quarter, the Company added $3.6 billion of growth capital to its secured capital program, including a US$0.4 billion extension of the Texas Eastern System associated with Venture Global's Plaquemines LNG project, an estimated $1.2 billion expansion of B.C. Pipeline System's T-North section (T-North Expansion), and a US$1.5 billion investment in the Woodfibre LNG facility. The commercial terms of these projects, discussed in more detail below, are consistent with Enbridge's low-risk business model and demonstrate the value of Enbridge's existing infrastructure to meet growing demand for energy.

The Company's current secured growth program is now approximately $13 billion and in addition to the newly secured projects announced today, includes ratable capital requirements for both Gas Transmission's modernization and Gas Distribution's utility growth programs, as well as four offshore wind projects in France that are expected to provide a combined 1.5 GW (0.3 GW net) of generation capacity, and a number of other smaller projects across the business.

Funding of the secured growth program will be provided for entirely through the Company's $5-6 billion of annual investable capacity, comprised of internally generated free cash flow and balance sheet capacity.

Venice Extension and Gator Express Meter Projects

The Company has sanctioned the Venice Extension Project and the Gator Express Meter Project to deliver a combined 1.5 bcf/d of natural gas to Venture Global's Plaquemines LNG facility located in Plaquemines Parish, Louisiana.

These projects will involve 36-inch diameter pipe, metering, and compressor station additions and improvements on the Texas Eastern System, with a combined estimated capital cost of US$0.4 billion underpinned by long-term take-or-pay contracts. The Gator Express Meter Project is expected to be in service in 2023 and the Venice Extension Project is expected to be in service in 2024.

T-North Expansion

During the second quarter, Enbridge successfully completed a binding open season for a 535 MMcf/d T-North Expansion project with an estimated capital cost of $1.2 billion.

The T-North Expansion will consist of compressor unit additions, pipeline looping and other ancillary station modifications. Enbridge has now begun the regulatory and permitting process and plans to file with the Canada Energy Regulator (CER) in 2024.

The project is expected to be placed in service in 2026 and will be underpinned by a cost-of-service commercial model.

Woodfibre LNG Investment

Today, Enbridge announced it has signed an agreement to invest in the 2.1 Mtpa (~300 MMcf/d) Woodfibre LNG facility located in Squamish, B.C. developed by Pacific Energy Corporation Limited. Enbridge's non-operating interest will be 30% and will receive a preferred equity distribution that is consistent with the Company's low-risk pipeline-utility model. The preferred equity distribution to be based on capital costs for the investment in the LNG plant and related facilities to be determined in the first half of 2023.

The total project cost of the Woodfibre LNG facility is approximately US$5.1 billion and consists of the liquefaction and floating storage facilities at the site, as well as an expansion of Fortis BC's' Eagle Gas Pipeline to transport feedstock from Enbridge's B.C. Pipeline to Woodfibre LNG. Enbridge will contribute its pro-rata share of construction costs during project execution, which is expected to be funded through equity injections of US$0.7 billion and project level non-recourse debt, the later of which Enbridge's proportionate share is expected to be approximately US$0.6 billion. Enbridge's investment is expected to include $0.2 billion of capitalized interest.

The project holds a 40-year export license and has received all major environmental permits, including the Squamish Nation Environmental Agreement. Woodfibre LNG has strong Indigenous support gained through extensive and meaningful consultation with local Indigenous Peoples and has signed a benefits agreement with the Squamish Nation.

The facility is expected to be placed into service in 2027.

BUSINESS UPDATES

Mainline Commercial Framework

The Company is currently advancing two potential commercial frameworks for the Mainline in parallel: i) a new incentive rate-making agreement that may be similar to the Competitive Toll Settlement (CTS) agreement that expired on June 30, 2021, and ii) a Canadian Mainline cost-of-service application. Either framework is anticipated to provide attractive risk-adjusted returns for operating the Canadian Mainline and the range of financial outcomes is not expected to materially impact Enbridge's financial outlook.

Enbridge has consulted with industry participants and accordingly shared incentive rate making proposals, supported by detailed cost information, with an industry negotiation group comprised of a cross-section of industry participants, including producers, integrated producers and refiners.

The Company anticipates that it will decide at the end of the third quarter whether to file either a negotiated incentive tolling settlement or a cost-of-service application with the Canada Energy Regulator.

Texas Eastern Transmission, LP (Texas Eastern) Rate Case

On July 11, 2022, Texas Eastern requested the chief Administrative Law Judge to suspend the procedural schedule on its consolidated rate case, as an unopposed settlement in principle was reached between the participants. Texas Eastern will be working with the participants to finalize the Stipulation and Agreement over the next couple of months.

T-South Expansion Open Season

The Company has announced a binding open season to secure the proposed expansion of the T-South section of its B.C. Pipeline System for up to 300 MMcf/d with an estimated capital cost of $2.5+ billion. The expansion project is designed to serve demand in the U.S. Pacific Northwest region. If successful, the Company anticipates the project would be placed into service in 2028 and be subject to cost-of-service rates.

Alliance Pipeline (Alliance) Recontracting

During the second quarter of 2022, Alliance successfully concluded three open seasons for capacity on its system. The largest of the open seasons resulted in approximately 270 MMcf/d of incremental long-term firm service, with a volume weighted average term of 15 years, commencing in November 2022. Recent open seasons have resulted in Alliance being contracted over 90 percent for both the current and next gas year, highlighting the value of Alliance's competitive access to mid-western U.S. gas markets, and as a conduit to the U.S. Gulf Coast and its LNG market.

Normal Course Issuer Bid (NCIB) Execution

In the second quarter of 2022, Enbridge repurchased and cancelled approximately 2 million of its common shares for approximately $100 million as part of its NCIB.

Enbridge's NCIB commenced on January 5, 2022 and expires on the earlier of January 4, 2023 or when the Company reaches the approved share repurchase limit of 31,062,331 common shares to an aggregate amount of up to $1.5 billion. Since inception of the NCIB, the Company has repurchased approximately 3 million shares.

Enbridge will continue to evaluate opportunities to repurchase shares pursuant to the Company's NCIB predicated upon maintaining a strong balance sheet, strong business performance, and evaluated against the availability and attractiveness of alternative capital investment opportunities.

SECOND QUARTER 2022 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Liquids Pipelines	1,818	2,044	4,147	4,083
Gas Transmission and Midstream	1,119	868	2,133	1,841
Gas Distribution and Storage	417	458	1,082	1,092
Renewable Power Generation	122	115	284	271
Energy Services	(177)	(239)	(278)	(175)
Eliminations and Other	(704)	92	(349)	312
EBITDA[1]	2,595	3,338	7,019	7,424

Earnings attributable to common shareholders	450	1,394	2,377	3,294

Cash provided by operating activities	2,534	2,489	5,473	5,053
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a higher average exchange rate (C$1.28/US$) in the second quarter of 2022 when compared with the second quarter in 2021 (C$1.23/US$). A portion of U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Mainline System	1,223	1,050	2,507	2,181
Regional Oil Sands System	213	231	458	468
Gulf Coast and Mid-Continent System	284	261	631	450
Other Systems[1]	375	302	716	626
Adjusted EBITDA[2]	2,095	1,844	4,312	3,725

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	2,782	2,623	2,892	2,684
International Joint Tariff (IJT)[4]	$4.27	$4.27	$4.27	$4.27
Competitive Tolling Settlement (CTS) Surcharges[4]	$0.26	$0.26	$0.26	$0.26
Line 3 Replacement Surcharge[4,5]	$0.94	$0.20	$0.94	$0.20
1 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and Feeder Pipelines & Other.
2 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
3 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
4 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 55% of total Mainline System revenue and the average effective FX rate realized for the Canadian portion of the Mainline during the second quarter of 2022 was C$1.24/US$ (Q2 2021: C$1.24/US$). The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program with offsetting hedge settlements reported within Eliminations and Other. The Company is currently recording a provision against the IJT in recognition of the uncertainty of the final Mainline tolls upon the completion of the Mainline commercial framework negotiations.
5    The interim surcharge of US$0.20 for the Canadian portion of the Line 3 Replacement Project, which was placed into service on December 1, 2019, was collected until October 1, 2021. With the completion of the U.S. portion of the Line 3 Replacement Project on October 1, 2021, the interim surcharge was replaced by the full Line 3 Replacement surcharge.

Liquids Pipelines adjusted EBITDA increased $251 million compared with the second quarter of 2021, primarily related to:

•higher Mainline System throughput enabled by incremental Line 3 capacity placed into service October 1, 2021, higher tolls due to the implementation of the full Line 3 Replacement surcharge of US$0.935 per barrel compared with the surcharge on the Canadian portion of the project of US$0.20 per barrel in effect prior to October 2021, partially offset by the recognition of a provision against the interim Mainline IJT for barrels shipped in 2022;
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to the acquisition of the Enbridge Ingleside Energy Center and higher contributions from the Flanagan South Pipeline; partially offset by lower contributions from the Seaway Crude Pipeline System, the Spearhead Pipeline and Cushing storage assets as a result of lower demand; receipts of cash not recognized in revenue related to unshipped contracted volumes at the Enbridge Ingleside Energy Center that have a contractual right to ship at a later date are recognized in DCF; and
•the positive effect of translating U.S. dollar denominated EBITDA at a higher Canadian to U.S. dollar average exchange rate, which is partially offset in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program.

Gas Transmission And Midstream

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	760	721	1,519	1,503
Canadian Gas Transmission	151	140	328	282
U.S. Midstream	131	41	220	84
Other	42	33	75	73
Adjusted EBITDA[1]	1,084	935	2,142	1,942
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission and Midstream adjusted EBITDA increased $149 million compared with the second quarter of 2021, primarily related to:

•higher U.S. Gas Transmission contributions from the Cameron Extension, Middlesex Extension and the Appalachia to Market projects placed into service in the fourth quarter of 2021;
•higher Canadian Gas Transmission contributions from the T-South Expansion and Spruce Ridge projects placed fully into service in the fourth quarter of 2021 and higher contributions from Enbridge's investment in the Alliance Pipeline due to higher AECO-Chicago basis differential, which were partially offset by increased operating costs incurred in the second quarter of 2022;
•higher U.S. midstream contributions resulting from higher commodity prices at Enbridge's DCP and Aux Sable joint ventures; and
•the positive effect of translating U.S. dollar denominated EBITDA at a higher Canadian to U.S. dollar average exchange rate, which is partially offset in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program.

Gas Distribution And Storage

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	417	419	1,073	1,023
Other	5	42	23	84
Adjusted EBITDA[1]	422	461	1,096	1,107

Operating Data
EGI
Volumes (billions of cubic feet)	391	352	1,207	1,023
Number of active customers[2] (millions)	3.8	3.8	3.8	3.8
Heating degree days[3]
Actual	495	482	2,523	2,289
Forecast based on normal weather[4]	523	520	2,444	2,444
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
2 Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3 Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4 Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution & Storage adjusted EBITDA decreased $39 million compared with the second quarter of 2021 primarily related to:

•the absence of earnings from Enbridge's minority interest in Noverco Inc. which was sold on December 30, 2021; and
•the timing of operating costs incurred in the second quarter of 2022 when compared with the second quarter of 2021; partially offset by
•higher distribution charges at EGI resulting from increases in rates and customer base.

When compared with the normal weather forecast embedded in rates, the weather in the second quarter of 2022 and 2021 had no impact on EBITDA.

Renewable Power Generation

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	127	113	287	267
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $14 million compared with the second quarter of 2021 primarily related to:

•stronger wind resources at Canadian and U.S. wind facilities; and
•higher energy pricing at the Rampion offshore wind facilities.

Energy Services

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(99)	(86)	(170)	(161)
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Energy Services adjusted EBITDA decreased $13 million compared with the second quarter of 2021. The decrease is the result of a more pronounced market structure backwardation than in the same period of 2021 limiting storage opportunities and significant compression of location and quality differentials in certain markets.

Eliminations and Other

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	17	(19)	85	87
Realized foreign exchange hedge settlement gains	69	54	110	78
Adjusted EBITDA[1]	86	35	195	165
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA increased $51 million compared with the second quarter of 2021 due to:

•the timing of recovery of operating and administrative costs from the business segments; and
•higher realized foreign exchange gains on hedge settlements.

Distributable Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,095	1,844	4,312	3,725
Gas Transmission and Midstream	1,084	935	2,142	1,942
Gas Distribution and Storage	422	461	1,096	1,107
Renewable Power Generation	127	113	287	267
Energy Services	(99)	(86)	(170)	(161)
Eliminations and Other	86	35	195	165
Adjusted EBITDA[1,3]	3,715	3,302	7,862	7,045
Maintenance capital	(147)	(161)	(251)	(270)
Interest expense[1]	(787)	(635)	(1,520)	(1,312)
Current income tax[1]	(89)	(20)	(262)	(121)
Distributions to noncontrolling interests[1]	(64)	(73)	(124)	(141)
Cash distributions in excess of equity earnings[1]	111	153	144	196
Preference share dividends	(82)	(90)	(173)	(182)
Other receipts of cash not recognized in revenue[2]	84	32	125	51
Other non-cash adjustments	6	(5)	18	(2)
DCF[3]	2,747	2,503	5,819	5,264
Weighted average common shares outstanding	2,026	2,024	2,026	2,023
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

Second quarter 2022 DCF increased $244 million compared with the same period of 2021 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, as well as:

•higher receipts of cash not recognized in revenue related to unshipped contracted volumes at the Enbridge Ingleside Energy Center that have a contractual right to ship at a later date; offset by
•higher interest expense due to lower capitalized interest associated with the U.S. portion of the Line 3 Replacement Project placed into service in the fourth quarter of 2021 as well as higher debt balances associated with advancing the Company's secured growth program in 2021 and higher interest rates impacting floating-rate debt; and
•higher current income tax due to higher taxable earnings and an increase in U.S. minimum taxes.

Adjusted Earnings

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	3,715	3,302	7,862	7,045
Depreciation and amortization	(1,103)	(929)	(2,168)	(1,861)
Interest expense[2]	(776)	(622)	(1,498)	(1,287)
Income taxes[2]	(388)	(269)	(914)	(668)
Noncontrolling interests[2]	(11)	(35)	(38)	(56)
Preference share dividends	(87)	(90)	(189)	(182)
Adjusted earnings[1]	1,350	1,357	3,055	2,991
Adjusted earnings per common share[1]	0.67	0.67	1.51	1.48
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings decreased $7 million and adjusted earnings per share was consistent when compared with the second quarter in 2021 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, offset by:

•higher depreciation expense on new assets placed into service throughout 2021, including the U.S. portion of the Line 3 Replacement Project, which was placed into service in the fourth quarter and the Enbridge Ingleside Energy Center acquired in October, 2021;
•higher interest expense due to lower capitalized interest associated with the U.S. portion of the Line 3 Replacement Project placed into service in the fourth quarter of 2021 as well as higher debt balances associated with advancing the Company's secured growth program in 2021 and higher interest rates impacting floating-rate debt; and
•higher income taxes due to higher taxable earnings and an increase in U.S. minimum taxes.

CONFERENCE CALL
Enbridge will host a conference call and webcast on July 29, 2022 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2022 second quarter results. Analysts, members of the media and other interested parties can access the call toll free at (888) 396-8049 using the participant passcode of 07842067. The call will be audio webcast live at https://event.on24.com/wcc/r/3824792/88DB5677122E3804BF607036212 1F8BE. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free (877) 674-7070 (conference ID: 842067).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On July 26, 2022, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on September 1, 2022 to shareholders of record on August 15, 2022.

Dividend per share
Common Shares	$0.86000
Preference Shares, Series A	$0.34375
Preference Shares, Series B2	$0.32513
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.30625
1The quarterly dividend per common share was increased 3% to $0.86 from $0.835, effective March 1, 2022.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s strategic plan, priorities and outlook; 2022 financial guidance, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG) and renewable energy; energy transition and low carbon energy and our approach thereto; environmental, social and governance (ESG) goals, targets and plans, including greenhouse gas (GHG) emissions intensity and reduction targets, ESG engagement and disclosure and diversity and inclusion goals; anticipated utilization of our assets, expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected debt-to EBITDA range; expected shareholder returns and asset returns; expected performance of the Company’s businesses, including customer growth and organic growth opportunities; financial strength, capacity and flexibility; financing costs; expectations on leverage, sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction and system expansion, optimization and modernization; capital allocation framework and priorities; impact of weather and seasonality; share repurchases under normal course issuer bid; investment capacity; expected future growth and expansion opportunities, including secured growth program, development opportunities and low carbon and new energies opportunities and strategy, including with respect to the Woodfibre LNG investment, T-North and T-South expansions and Venice extension project; expected acquisitions, dispositions and other transactions, and the timing and benefits thereof; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to the Mainline and Texas Eastern, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: energy transition, including the drivers and pace thereof; the COVID-19 pandemic and the duration and impact thereof; global economic growth and trade; the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy; prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of our assets; anticipated cost savings; exchange rates; inflation; interest rates; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; customer, regulatory and stakeholder support and approvals; anticipated construction and in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and impact thereof; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and expected adjusted

EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs and are, therefore, inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We're committed to reducing the carbon footprint of the energy we deliver, and to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt to EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt to EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Liquids Pipelines	1,818	2,044	4,147	4,083
Gas Transmission and Midstream	1,119	868	2,133	1,841
Gas Distribution and Storage	417	458	1,082	1,092
Renewable Power Generation	122	115	284	271
Energy Services	(177)	(239)	(278)	(175)
Eliminations and Other	(704)	92	(349)	312
EBITDA	2,595	3,338	7,019	7,424
Depreciation and amortization	(1,064)	(929)	(2,119)	(1,861)
Interest expense	(791)	(618)	(1,510)	(1,275)
Income tax expense	(133)	(270)	(726)	(753)
Earnings attributable to noncontrolling interests	(12)	(37)	(40)	(59)
Preference share dividends	(145)	(90)	(247)	(182)
Earnings attributable to common shareholders	450	1,394	2,377	3,294

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,095	1,844	4,312	3,725
Gas Transmission and Midstream	1,084	935	2,142	1,942
Gas Distribution and Storage	422	461	1,096	1,107
Renewable Power Generation	127	113	287	267
Energy Services	(99)	(86)	(170)	(161)
Eliminations and Other	86	35	195	165
Adjusted EBITDA	3,715	3,302	7,862	7,045
Depreciation and amortization	(1,103)	(929)	(2,168)	(1,861)
Interest expense	(776)	(622)	(1,498)	(1,287)
Income tax expense	(388)	(269)	(914)	(668)
Earnings attributable to noncontrolling interests	(11)	(35)	(38)	(56)
Preference share dividends	(87)	(90)	(189)	(182)
Adjusted earnings	1,350	1,357	3,055	2,991
Adjusted earnings per common share	0.67	0.67	1.51	1.48

EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	2,595	3,338	7,019	7,424
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	850	(242)	417	(521)
Change in unrealized derivative fair value (gain)/loss - Commodity prices	16	153	36	14
Equity earnings adjustment - DCP Midstream, LLC	(36)	47	26	66
Net inventory adjustment	62	—	72	—
Enterprise insurance strategy restructuring expenses	100	—	100	—
Assets impairment	47	—	91	—
Other	81	6	101	62
Total adjusting items	1,120	(36)	843	(379)
Adjusted EBITDA	3,715	3,302	7,862	7,045
Depreciation and amortization	(1,064)	(929)	(2,119)	(1,861)
Interest expense	(791)	(618)	(1,510)	(1,275)
Income tax expense	(132)	(270)	(725)	(753)
Earnings attributable to noncontrolling interests	(12)	(37)	(40)	(59)
Preference share dividends	(145)	(90)	(247)	(182)
Adjusting items in respect of:
Depreciation and amortization	(39)	—	(49)	—
Interest expense	15	(4)	12	(12)
Income tax recovery	(256)	1	(189)	85
Earnings attributable to noncontrolling interests	1	2	2	3
Preference share dividends	58	—	58	—
Adjusted earnings	1,350	1,357	3,055	2,991
Adjusted earnings per common share	0.67	0.67	1.51	1.48

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,095	1,844	4,312	3,725
Change in unrealized derivative fair value gain/(loss)	(196)	145	(74)	306
Property tax settlement	—	57	—	57
Assets impairment	(47)	—	(47)	—
Other	(34)	(2)	(44)	(5)
Total adjustments	(277)	200	(165)	358
EBITDA	1,818	2,044	4,147	4,083

GAS TRANSMISSION AND MIDSTREAM

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,084	935	2,142	1,942
Equity earnings adjustment - DCP Midstream, LLC	36	(47)	(26)	(66)
Other	(1)	(20)	17	(35)
Total adjustments	35	(67)	(9)	(101)
EBITDA	1,119	868	2,133	1,841

GAS DISTRIBUTION AND STORAGE

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	422	461	1,096	1,107
Change in unrealized derivative fair value gain	—	12	—	14
Other	(5)	(15)	(14)	(29)
Total adjustments	(5)	(3)	(14)	(15)
EBITDA	417	458	1,082	1,092

RENEWABLE POWER GENERATION

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	127	113	287	267
Change in unrealized derivative fair value gain	2	2	4	4
Other	(7)	—	(7)	—
Total adjustments	(5)	2	(3)	4
EBITDA	122	115	284	271

ENERGY SERVICES

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(99)	(86)	(170)	(161)
Change in unrealized derivative fair value loss	(16)	(153)	(36)	(14)
Net inventory adjustment	(62)	—	(72)	—
Total adjustments	(78)	(153)	(108)	(14)
EBITDA	(177)	(239)	(278)	(175)

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	86	35	195	165
Change in unrealized derivative fair value gain/(loss)	(656)	83	(347)	197
Impairment of lease assets	—	—	(44)	—
Enterprise insurance strategy restructuring expenses	(100)	—	(100)	—
Other	(34)	(26)	(53)	(50)
Total adjustments	(790)	57	(544)	147
EBITDA	(704)	92	(349)	312

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Cash provided by operating activities	2,534	2,489	5,473	5,053
Adjusted for changes in operating assets and liabilities[1]	(114)	(55)	138	363
	2,420	2,434	5,611	5,416
Distributions to noncontrolling interests[2]	(64)	(73)	(124)	(141)
Preference share dividends	(82)	(90)	(173)	(182)
Maintenance capital expenditures[3]	(147)	(161)	(251)	(270)
Significant adjusting items:
Other receipts of cash not recognized in revenue[4]	84	32	125	51
Distributions from equity investments in excess of cumulative earnings[2]	143	184	326	245
Enterprise insurance strategy restructuring expenses	100	—	100	—
Other items	293	177	205	145
DCF	2,747	2,503	5,819	5,264
1Changes in operating assets and liabilities, net of recoveries.
2Presented net of adjusting items.
3Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
4Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.